UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 27, 2006 (September 22, 2006)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1: Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

U.S. Energy Corp. and Crested Corp. sell minority interest in Pinnacle Gas Resources, Inc. On September 22, 2006, U.S. Energy Corp. (“USEG”) and its majority-owned subsidiary Crested Corp. (“Crested) entered into a stock purchase agreement (the “SPA”), and closed the SPA on September 22, 2006. Pursuant to the SPA, USEG and Crested sold all of their common shares (a minority interest) in Pinnacle Gas Resources, Inc. (“Pinnacle”) for an aggregate cash purchase price of $13.8 million. The purchasers are funds associated with DLJ Merchant Banking III, Inc. Pinnacle was formed in June 2003 by funds affiliated with DLJ Merchant Banking III, Inc., and subsidiaries of Carrizo Oil & Gas, Inc. and USEG and Crested.

The shares were sold in a private sale exemption from the registration requirements of the Securities Act of 1933. There is no relationship between USEG and Crested, on the one hand, and any of the purchasers, on the other hand.

Section 2.01: Financial Information

Item 2.01. Completion of Acquisition or Disposition of Assets

The allocation of the total $13.8 million sales price was $8,970,000 to USEG, and $4,830,000 to Crested. USEG and Crested sold the Pinnacle shares to provide additional working capital for the companies’ (i) continued work on their molybdenum and uranium mineral properties; (ii) settling litigation with Phelps-Dodge Corporation (see Item 8.01(a) below); and (iii) paying an obligation to Enterra Energy Trust which has arisen as a result of the amount for which the companies sold the Pinnacle shares (see the following paragraph).

In June 2005, USEG and Crested closed the sale of their jointly-owned subsidiary Rocky Mountain Gas, Inc. (“RMG”), pursuant to the February 22, 2005 Pre-Acquisition Agreement between Enterra Energy Trust (the “PAA” and “Enterra”). RMG had been the owner of the Pinnacle shares; however, at the closing of the PAA, the Pinnacle shares were transferred to USEG and Crested, and the Pinnacle shares were not included in the sale of RMG.

Article 12 of the PAA provided that if USEG and Crested later were to sell their Pinnacle shares for more than $10.0 million, USEG and Crested would then be required to pay Enterra the difference between $10.0 million and the proceeds of sale of the Pinnacle shares (by both USEG and Crested), but not more than $2.0 million. Based on the $13.8 million sales proceeds, USEG and Crested will pay Enterra $2.0 million (65% by USEG and 35% by Crested).

The PAA allows USEG and Crested to make the payment in cash, restricted shares of USEG common stock (priced at the average of the 15 consecutive trading days following the sales transaction), or in a combination of cash and stock. USEG and Crested are evaluating the method of payment. To the extent the payment is made in USEG stock, Crested will be responsible for payment to USEG of Crested’s pro rata share of the value of the USEG stock. Alternatively, Crested may pay some or all of the obligation to Enterra by transferring to Enterra some of the issued and outstanding USEG stock held by Crested. In that event, USEG would be responsible to pay Crested for the value of such transferred USEG stock.

To the extent the payment is made in USEG stock, USEG will file a resale registration statement (at its sole expense) for the benefit of Enterra to enable Enterra to sell the USEG stock in the public market, for a period of 12 months after the registration statement is declared effective.

Section 8: Other Events

Item 8.01. Other Events

(a) U.S. Energy Corp. and Crested Corp. settle outstanding litigation with Phelps Dodge Corporation. On September 26, 2006, USEG and Crested (d/b/a the USECC Joint Venture (“USECC”)) signed an agreement with Phelps Dodge Corporation and Mt. Emmons Mining Company (collectively “Phelps Dodge”) to settle the case of Phelps Dodge Corporation and Mt. Emmons Mining Company v. U.S. Energy Corp. and Crested Corp (Civil Case No. 02-cv-00796-LTB-PAC). Under the terms of the settlement agreement, USECC has paid Phelps Dodge $7,000,000 and Phelps Dodge has agreed to deliver to USECC all information, studies and records associated with the Mount Emmons molybdenum property. The parties also agreed to dismiss with prejudice all appeals and cross-appeals. Upon delivery of the information by Phelps Dodge, all disputes between the parties related to the lawsuit will have been settled, including the United States District Court’s July 25, 2006 order that USEG and Crested pay Phelps Dodge $7,538,340.93 plus interest at the rate of 5.5% per annum for attorney fees and costs and operations expenses of the Mt. Emmons properties. On February 28, 2006, USEG and Crested re-acquired the Mount Emmons property (now known as the Lucky Jack molybdenum property) from Phelps Dodge.

(b)
U.S. Energy Corp. and Crested Corp. complete the sale of Enterra Trust Units. As of September 25, 2006, USEG and Crested (d/b/a the USECC Joint Venture (“USECC”)) have sold 100% of their interest (682,345 units of Enterra Energy Trust (“Enterra”)). USECC received the Enterra units in June, 2006 as an automatic conversion of its shares of Enterra Acquisition, which shares were received as partial consideration for the June 2005 sale of RMG to Enterra. USEG and Crested have received $5,313,300 and $2,990,900, respectively, for the sales of the units since June 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: September 27, 2006	By:	/s/Keith G. Larsen
CEO